UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2025

Strategic Storage Trust VI, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-56545	85-3494431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2025, Strategic Storage Trust VI, Inc. (the “Company”), through certain wholly-owned subsidiaries (the “Borrowers”), entered into a CAD $164.5 million financing (the “Loan”) whereby QuadReal Finance LP (“QuadReal”) acts as the servicer and certain affiliates of QuadReal serve as the lender (“Lenders”). Please see Item 2.03 below. The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, above, on March 7, 2025, the Company entered into the Loan with the Lenders pursuant to a commitment letter and charge setting forth the terms of the Loan (collectively, the “Loan Agreement”). The Loan is secured by a first mortgage on six of the Company’s properties in the Greater Toronto Area of Ontario, Canada and one property in Vancouver, British Columbia, Canada (the “Properties”). The aggregate amount is separated out by advances, whereby the Company may draw up to CAD $147.0 million as an initial advance (the “Initial Advance”) and may later draw up to an additional CAD $17.5 million upon the achievement of certain financial metrics as set forth in the Loan Agreement (the “Earnout Advance”). Upon the closing of the Loan, the Company drew an initial advance of $147.0 million. The proceeds of the Loan were primarily used to repay the Bank of Montreal Loan and National Bank of Canada – Ontario Loan.

The interest rate on the Initial Advance bears interest at an annual fixed rate equal to 5.59%, and the interest rate on the Earnout Advance will be based on the one-month Adjusted Term Canadian Overnight Repo Rate Average (“CORRA”), plus a CORRA adjustment of 2.5% at the time of the advance. The Loan has a term of five years, maturing on April 1, 2030. Payments under the loan are interest only during the term of the loan, payable monthly, with the full amount of the outstanding balance of the Loan due on the maturity date.

The Loan Agreement also contains customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Loan Agreement. The Company serves as a non-recourse guarantor for the Loan. In addition, the Company provided the Lender with a debt service guarantee. However, the debt service guaranty may be terminated early based on achieving two consecutive fiscal quarters at a specific debt service ratio of not less than 1.1 to 1.0, as described in the Loan Agreement.

The information set forth above in this Item 2.03 does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreement attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, which are incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

On March 13, 2025, the Company issued a press release announcing the Loan. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1, and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Commitment Letter, dated as of March 7, 2025

10.2 Charge, dated as of March 7, 2025

10.3 Debt Service Guaranty, dated as of March 7, 2025

99.1 Press Release, dated March 13, 2025

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST VI, INC.

Date: March 13, 2025	By: /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer